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                                                                     EXHIBIT 8.1

                              Baker & Hostetler LLP
                            3200 National City Center
                              1900 East 9th Street
                           Cleveland, Ohio 44114-3485

                                October 17, 1997

Captec Net Lease Realty, Inc.
24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48106

Ladies and Gentlemen:

                  You have requested certain opinions regarding the application of U.S. federal income tax laws to Captec Net Lease Realty, Inc. (the "Company") in connection with the registration statement on Form S-11, No. 333-34983, originally filed with the Securities and Exchange Commission on September 5, 1997, and the amendments thereto (the "Registration Statement"). All capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the prospectus included in the amendment to the Registration Statement filed on or about October 17, 1997.

                  In rendering the opinions below, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Registration Statement (including all Exhibits thereto and all amendments made thereto through the date hereof), (2) the Articles of Incorporation of the Company, together with all amendments, (3) certain written representations of the Company contained in a Certificate to us dated October 17, 1997 and (4) such other documents or information as we have deemed necessary to render the opinions set forth in this letter. In our review, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Articles of Incorporation of the Company, have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.
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us as copies, and the authenticity of the originals from which any copies were made.


                  Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied solely upon the representations made by the Company. To the extent that the representations of the Company are with respect to matters set forth in the Code or Treasury Regulations, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof.

                  Based upon, and subject to, the foregoing, we are of the opinion as follows:

         1. Commencing with the Company's taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT, and the Company's proposed method of operation will enable it to meet the requirements for qualification as a REIT under the Code, provided the Company meets and continues to meet the asset composition, source of income, shareholder diversification, distribution and other requirements necessary for the Company to qualify as a REIT; and

         2. The discussion of matters of law under the heading "FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement is accurate in all material respects, and, subject to the qualifications set forth in that discussion, such discussion fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock.

                  For a discussion relating the law to the facts and legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the sections of the Registration Statement under the heading "FEDERAL INCOME TAX CONSIDERATIONS."

                  The opinions set forth in this letter are based on existing law as contained in the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including any Temporary and Proposed Regulations), and interpretations of the foregoing by the Internal Revenue Service ("IRS") and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and subject to possibly different interpretations. Moreover, the Company's ability to achieve and maintain qualification as a REIT depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, assets and distribution levels. Although the Company has made certain factual representations concerning the organization and proposed operation of the Company, no assurance can be given that the actual ownership of the Company's stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT. Further, our positions are not binding upon the IRS or the courts and there can be no assurance that contrary positions may not be successfully asserted by the IRS.

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                  We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement.

                  The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and may not be relied upon for any purpose by any other person without express written consent.

                                             Very truly yours,

                                             /s/ Baker & Hostetler LLP

                                             Baker & Hostetler LLP